      As filed with the Securities and Exchange Commission on June 29, 2001
                                                     Registration No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                   -------------------------------------------

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                   -------------------------------------------


                             THE MACREPORT.NET, INC.
 -------------------------------------------------------------------------------
                 (Name of small business issuer in its charter)


           Delaware                          7380                      11-3584538
------------------------------   ----------------------------    ----------------------
  (State or jurisdiction of      (Primary Standard Industrial       (I.R.S. Employer
incorporation or organization)   Classification Code Number)     Identification Number)

                              200 Broadhollow Road
                                    Suite 207
                               Melville, NY 11747
                                 (631) 393-5075
 -------------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)

         Copies of all communications, including communications sent to agent for service, should be sent to:

                             VITO W. LUCCHETTI, JR.
                             Chief Executive Officer
                              200 Broadhollow Road
                                    Suite 207
                               Melville, NY 11747
                                 (631) 393-5075
                (Name, address and telephone number of agent for
                                    service)
                                 with a copy to:

                            STEPHEN J. CZARNIK, ESQ.
                             BAER MARKS & UPHAM LLP
                          805 Third Avenue, 20th Floor
                            New York, New York 10022
                                 (212) 702-5700

            --------------------------------------------------------

       Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: |_|
       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
       If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

=====================================================================================================================
        Title of Each                                Proposed Maximum         Proposed
     Class of Securities         Dollar Amount        Offering Price     Maximum Aggregate   Amount of Registration
       To Be Registered         To Be Registered        Per Share          Offering Price             Fee
---------------------------------------------------------------------------------------------------------------------
         Common Stock
 $0.0001 par value per share          $185         $0.0001 (par value)          $185                  $.05
=====================================================================================================================

       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                   SUBJECT TO COMPLETION, DATED JUNE 29, 2001

                                   Prospectus

                                1,845,000 Shares

                             the MacReport.net, Inc.

                                  Common Stock

         This is an offering of a total of 1,845,000 shares of our common stock by the individuals who are named under the caption "Selling Stockholders." We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

         Prior to this offering there has been no public market for our common stock. We anticipate that our common stock will trade on the over-the-counter electronic bulletin board under the symbol "MRPT".

         The selling stockholders may offer and sell the shares of common stock from time to time directly, or through underwriters, in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. See "Plan of Distribution" for a discussion of the methods of sale, which the selling stockholders or their pledgees, donees or transferees may use to offer and sell the shares.

         We will bear all expenses in connection with the registration and sales of the shares of common stock being offered by the selling stockholders, other than any underwriting discounts and selling commissions.

                             ----------------------

                  Investing in our common stock involves risks.
                     See "Risk Factors" beginning on page 4.

                             ----------------------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or has determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ----------------------

       We have retained no underwriters in connection with this offering.

                             -----------------------

                    The date of this prospectus is   , 2001.

                                TABLE OF CONTENTS

                                                                                                             Page
                                                                                                             ----
Prospectus Summary.................................................................................            3
Risk Factors.......................................................................................            4
Forward-Looking Statements.........................................................................            8
Use of Proceeds....................................................................................            8
Dividend Policy....................................................................................            8
Dilution...........................................................................................            9
Capitalization.....................................................................................            9
Selected Financial Data............................................................................           10
Management's Discussion and Analysis of Financial Condition and Plan of Operations.................           11
Business...........................................................................................           13
Management.........................................................................................           19
Related Party Transactions.........................................................................           23
Principal Stockholders.............................................................................           24
Selling Stockholders...............................................................................           25
Plan of Distribution...............................................................................           25
Description of Securities..........................................................................           27
Shares Available for Future Sale...................................................................           27
Legal Matters......................................................................................           27
Experts............................................................................................           28
Where You Can Find More Information................................................................           28
Index to Financial Statements......................................................................           F-1

                               PROSPECTUS SUMMARY

         This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk Factors" and the financial statements, before making a decision to invest in our common stock.

                                   Our Company

         We are an information and media company that provides Web-based business and financial information to professionals who need quick access to reliable corporate, industry and market intelligence. Through our Web site, located at www.macreport.net, we integrate comprehensive and up-to-date business and financial information on public and private companies from several information providers drawing upon multiple sources of content. These sources include both textual information, such as news, trade press, SEC filings, executive biographies and analyst reports, and numeric information, such as company financial results, stock quotes and industry statistics.

         We also produce corporate video news content on behalf of our clients, including public and private corporations, who seek to communicate their news via the Internet. We plan to provide our clients with creative counsel and production services to develop compelling visual events ranging from live coverage of merger announcements to public relations campaigns to new product introductions.

                              Corporate Information

         We are a Delaware corporation. Our principal executive offices are located at 200 Broadhollow Road, Suite 207, Melville, New York 11747, our telephone number is (631) 393-5075 and our Internet Web site is www.macreport.net. The information contained on our Web site is not part of this prospectus.

                                  The Offering

         The selling stockholders are registering for resale 1,845,000 shares of our common stock which they currently own.

Securities offered by selling stockholders................  1,845,000 shares
Common stock outstanding before the offering..............  15,845,000 shares
Common stock to be outstanding after the offering.........  15,845,000 shares
Proposed symbol for common stock..........................  MRPT

                                  RISK FACTORS

         An investment in our common stock involves risks. You should carefully consider the following risks, as well as the other information contained in this prospectus. If any of the following risks actually occur, our business could be materially harmed.

                          Risks Related to Our Business

We have a limited operating history and have incurred operating losses since our inception. We expect to incur losses in the future, and we may never become profitable.

         We have a limited operating history. You should consider our prospects in light of the risks and difficulties frequently encountered in the establishment of a new business. In addition, we have incurred operating losses since our inception and expect to incur operating losses for the foreseeable future. We expect to expand our operations significantly, which will result in increasing losses. We may continue to incur substantial operating losses even if we begin to generate revenues from our operations.

         We have not yet commercialized any products or services. Even if we commercialize one or more of our products or services, we may not become profitable. Our ability to achieve profitability depends on a number of factors, including our ability to design and build our Web site and the acceptance of our products and services by end users.

Our failure to significantly increase the number of our subscribers or retain subscribers would adversely affect our business.

         Our future success is highly dependent on attracting Internet users who are willing to subscribe to online business information services. We believe that marketing relationships, direct marketing, advertising, public relations campaigns and offering new and enhanced content and services help attract Internet users and subscribers. If the market for subscription-based online business information develops more slowly than we expect, or if our efforts to attract new subscribers are not successful or cost effective, our operating results and financial condition may be materially and adversely affected.

         We also believe that our long-term success depends largely on our ability to retain subscribers. We intend to invest significant resources in our network infrastructure and customer and technical support capabilities to provide high levels of customer service. We cannot be certain that these investments will maintain or improve subscriber retention. In addition, some new subscribers do not become consistent users of Internet services and may discontinue or limit their use of our Web site. Any future loss of significant numbers of subscribers would have a material adverse effect on our business, operating results and financial condition.

If we are not successful in increasing brand awareness of, and traffic to, our Web site, our business would be materially and adversely affected.

         Our future success will depend, in part, on our ability to increase our brand awareness. In order to build brand awareness and increase traffic to our Web site, we must succeed in our marketing efforts and provide high-quality services. Our ability to increase subscription revenues from our Web site will depend, in part, on the success of our marketing efforts and our ability to increase the number of visitors and subscribers to our Web site. If our marketing efforts are unsuccessful or if we cannot increase our brand awareness and traffic to our Web site, our business, operating results and financial condition would be materially and adversely affected.

Competition in our industry is intense and many of our competitors have greater resources than we do; this competition may adversely affect our financial results.

         The business information services industry is intensely competitive. We face direct or indirect competition from the following types of companies:

         o large, well-established business and financial information providers such as Dow Jones, Dialog, Lexis-Nexis, Pearson, Reuters, Thomson, Primark and McGraw-Hill

         o on-line information services or Web sites targeted to specific markets or applications, such as NewsEdge, Factset and Bloomberg

         o providers of sales, marketing and credit information such as Dun & Bradstreet

         o Web retrieval, Web "portal" companies and other free or low-cost mass market on-line services such as Excite, Infoseek, Lycos, Yahoo! and AOL/Netscape

         o free or low-cost specialized business and financial information Web sites such as Hoovers.com, Marketwatch.com, Multex.com and TheStreet.com

         Based on reported operating results, industry reports and other publicly available information, we believe that many of our existing competitors, as well as a number of prospective competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. As a result, they may be able to respond more quickly to new or emerging technologies and changes in user requirements, or to devote greater resources to the development, promotion and sale of their products than we can. These competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential employees, customers and information providers. Our competitors also may develop products that are equal or superior to our products or that achieve greater market acceptance than our products.

Free information may lessen the demand for our services.

         Some of our competitors offer financial and business information free of charge with the goal of achieving high levels of usage to facilitate the sale of substantial amounts of advertising. To the extent these types of competitors offer products free of charge that are similar to ours, it would have a material adverse impact on our business, financial condition and results of operations. In addition, extensive free information is available in the public domain. Sources of this information include government agencies, libraries and sources on the Internet.

We may be subject to legal claims in connection with the content we publish and distribute.

         We may be subject to claims for defamation, negligence, copyright or trademark infringement or based on other theories relating to the information we publish on our Web site or on the Web sites of others with whom we license or co-brand our products. These types of claims have been brought, sometimes successfully, against online services as well as other print publications in the past. We could also be subject to claims based upon the content that is accessible from our Web site through links to other Web sites. Presently, we do not maintain insurance to protect us against these types of claims.

Government regulation and legal uncertainties relating to the Web could hurt our business.

         Currently, there are few laws or regulations that specifically regulate communications or commerce on the Web. However, laws and regulations may be adopted that address issues such as user privacy, pricing and the characteristics and quality of products and services. For example, the Telecommunications Act sought to prohibit the transmission of certain types of information and content over the Web. In addition, several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet and on-line service providers in a manner similar to long distance telephone carriers and to impose access fees on such providers. This could increase the cost of transmitting data over the Internet. Moreover, it may take years to determine the extent to which existing laws relating to issues such as property ownership, libel and personal privacy apply to the Web. Finally, state tax laws and regulations relating to the provision of products and services over the Internet are still developing. If individual states impose taxes on products and services provided over the Web, the cost of our products may increase and we may not be able to increase the price we charge for our products to cover these costs. Any new laws or regulations or new interpretations of existing laws and regulations relating to the Web could adversely affect our business.

                         Risks Related to This Offering

It we are unable to obtain additional funds on terms favorable to us, or at all, our business would be harmed.

         Based on our current plans, we believe our existing cash and cash equivalents will be sufficient to fund our operating expenses and capital requirements for at least the next nine months. However, the actual amount of funds that we will need during or after the next nine months will be determined by many factors, some of which are beyond our control. As a result, we may need funds sooner than we currently anticipate. These factors include:

         o expenses incurred by us in connection with the launch of our Web site;

         o    costs associated with hiring and retaining additional personnel;
              and

         o    the pace at which we are able to implement our business strategy.

         If our capital resources are insufficient to meet future capital requirements, we will have to raise additional funds. If we are unable to obtain additional funds on terms favorable to us, we may be required to cease or reduce our operating activities. If we raise additional funds by selling additional shares of our capital stock, the ownership interests of our stockholders will be diluted.

         Concentration of ownership of our common stock among our existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions. Our executive officers, directors and principal stockholders (including their affiliates), in the aggregate, beneficially own approximately 95% of our outstanding common stock. As a result, these persons, acting together, will have the ability to effectively determine the outcome of all matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, such persons, acting together, will have the ability to effectively control our management and affairs. Accordingly, this concentration of ownership may harm the market price of our common stock by discouraging a potential acquiror from attempting to acquire our company.

Our stock price could be volatile and your investment could decline in value.

         The trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

         o    developments concerning our operations;

         o announcements of technological innovations by us or our competitors;

         o new products or services introduced or announced by us or our competitors;

         o    actual or anticipated variations in quarterly operating results;

         o conditions or trends in the regulatory climate and financial markets;

         o    changes in the market valuations of similar companies;

         o    additions or departures of key personnel; and

         o    sales of our common stock.

         In addition, equity markets in general, and the market for companies with Web-based services in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies traded in those markets. These broad market and industry factors may materially affect the market price of our common stock, regardless of our development and operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against that company. Such litigation, if instituted against us, could cause us to incur substantial costs and divert management's attention and resources, which could seriously harm our business.

You may experience difficulty in trading our class a common stock because it will be quoted on the over-the-counter electronic bulletin board.

         Our common stock will be quoted on the over-the-counter electronic bulletin board. The bulletin board is a significantly less liquid trading market than the other stock exchanges. At a future date, we may apply for listing on the Nasdaq SmallCap Market or other exchanges if we are able to satisfy their quantitative and other listing requirements. However, we cannot assure you that we will apply for any such listing or that our application would be accepted. As a result, you may find it more difficult to dispose of, or obtain accurate quotes on, our common stock.

         It may be difficult for you to sell shares of our common stock if we become subject to "penny stock" regulations.

         Our common stock trades on the over-the-counter electronic bulletin board and, therefore, is subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a "penny stock". A penny stock is generally defined as any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions.

         Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales requirements on broker-dealers who sell penny stocks to persons other than established customers and "accredited investors". An accredited investor is generally defined as an investor with a net worth in excess of $1,000,000, or annual income exceeding $200,000 individually or $300,000 together with a spouse.

         For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotation for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. This information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could, in the event the common stock were deemed to be a penny stock, discourage broker-dealers from effecting transactions in our common stock which could severely limit the market liquidity of the common stock.

                           FORWARD-LOOKING STATEMENTS

         In this prospectus, we include some forward-looking statements that involve substantial risks and uncertainties and other factors which may cause our operational and financial activity and results to differ from those expressed or implied by these forward-looking statements. In many cases, you can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," "plan," "intend" and "continue," or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition, or state other "forward-looking" information.

         You should not place undue reliance on these forward-looking statements. The sections captioned "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Plan of Operations," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations.

         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                                 USE OF PROCEEDS

         The shares of common stock being offered hereby are for the account of the selling stockholders. Accordingly, we will not receive any of the proceeds from the resale of shares of common stock by the selling stockholders.

                                 DIVIDEND POLICY

         We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends for the foreseeable future. The declaration of dividends is subject to the discretion of our board of directors and will take into account such matters as general business conditions, our financial results, capital requirements, contractual, legal and regulatory restrictions and such other factors as our board may deem relevant.

                                    DILUTION

         Our present shareholders have acquired their shares of common stock and a controlling interest in our company at a cost that is substantially less than which you may purchase shares. Net tangible book value represents the amount of our tangible assets, reduced by the amount of our liabilities, and it is a means to determine the value of our common stock. At April 30, 2001, our net tangible book value was $335,802 and our net tangible book value per share based on 15,845,000 shares of common stock outstanding is $0.02. Dilution is determined by subtracting net tangible book value per share from the purchase price you pay for shares of our common stock. Accordingly, to the extent you purchase shares for a market price that exceeds net tangible book value per share, you will suffer an immediate dilution.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of April 30, 2001:

         o    on an actual basis;

         o on an adjusted basis to reflect a 10,000-for-one stock split, the reduction of the par value of our common stock to $0.0001 per share and the issuance of 845,000 shares of our common stock pursuant to a private offering, each effected on May 15, 2001.

         The information set forth below is unaudited and should be read in conjunction with our consolidated financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Plan of Operations" included elsewhere in this prospectus.

                                                                                     As of April 30, 2001
                                                                             ------------------------------------
                                                                                                    (As restated)
                                                                               Actual                (unaudited)
                                                                             ------------           -------------

Long-term obligations.......................................................   $    --                  $    --
                                                                             ------------           -------------
Stockholders' equity:
     Common stock; $0.01 par value;
         2,000 shares authorized, 15,000 shares
         issued and outstanding, actual;
         $0.0001 par value, 25,000,000 shares
         authorized, 15,845,000 shares issued
         and outstanding, as adjusted.......................................        15                    1,585
     Preferred stock; $0.01 par value;
         1,000 shares authorized, no shares issued and outstanding, actual;
         $0.0001 par value, 5,000,000 shares authorized, no shares issued
         and outstanding, as adjusted.......................................        --                       --
     Additional paid-in capital.............................................       135                  821,065
     Stock subscription payable.............................................   822,500                       --
     Accumulated deficit....................................................  (372,069)                (372,069)
                                                                             ------------           -------------
Total stockholders' equity..................................................   450,581                  450,581
                                                                             ------------           -------------
Total capitalization........................................................  $450,581                 $450,581
                                                                             ------------           -------------

                             SELECTED FINANCIAL DATA

         The following selected financial data should be read in conjunction with our financial statements and corresponding notes and "Management's Discussion and Analysis of Financial Condition and Plan of Operations" included elsewhere in this prospectus. The balance sheet data as of April 30, 2001 and the statement of operations data for the period of December 13, 2000 (date of inception) to April 30, 2001 has been derived from our financial statements, which have been audited by Capraro, Centofranchi, Kramer & Co. P.C., independent auditors.

                                                              Period Ended
                                                             April 30, 2001
                                                            ---------------
Statement of Operations:
Consolidated revenues                                           $       0
Cost of sales                                                           0
Expenses                                                          226,524
Other income/(expense)                                           (145,545)
                                                                ---------
Pre-tax income                                                   (372,069)
                                                                ---------
Net loss                                                        $(372,069)
                                                                ---------

                                                         As of April 30, 2001
                                                         --------------------
Balance Sheet Data:
Current assets                                                  $ 452,068
Total assets                                                      465,757
Total long-term debt                                                    0
Total liabilities                                                  15,176
Total stockholders' equity                                        450,581

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                   FINANCIAL CONDITION AND PLAN OF OPERATIONS

         The following discussion of our financial condition and plan of operations should be read in conjunction with the financial statements and the notes to those statements included elsewhere in this prospectus. This discussion includes forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under "Risk Factors" and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

General

         We were incorporated as a Delaware corporation in December 2000. We commenced operations at such time. We are a development stage company and have no sales to date.

         Since commencing operations, our activities have been primarily devoted to business development, raising capital and recruiting personnel. We have spent considerable time and capital resources defining and developing our strategic plan and Web site. Our major sources of working capital have been the proceeds from private financings.

         Selling, general and administrative expenses from our inception to April 30, 2001 were $226,524. These expenses consist primarily of recruitment expenses, consulting fees, professional fees and other corporate expenses, including business development and general legal activities.

Liquidity and Capital Resources

         We have financed our operations from inception primarily through private financings. As of the date of the prospectus, we had received gross proceeds of $845,000 in cash and marketable securities from an issuance of common stock.

         As of April 30, 2001, we had $58,408 in cash and cash equivalents and $284,726 in marketable securities.

         Current and Future Financing Needs. We have incurred negative cash flow from operations since we started our business. We have spent, and expect to continue to spend, substantial amounts in connection with implementing our business strategy. Based on our current plans, we believe that our cash and cash equivalents and cash flows from the sale of marketable securities will be sufficient to enable us to meet our planned operating needs for at least the next nine months.

         However, the actual amount of funds we will need to operate is subject to many factors, some of which are beyond our control.

         These factors include the following:

         o expenses incurred by us in connection with the launch of our Web site;

         o    costs associated with hiring and retaining additional personnel;
              and

         o    our ability to implement our business strategy.

         We have based our estimate on assumptions that may prove to be wrong. We may need to obtain additional funds sooner or in greater amounts than we currently anticipate. Potential sources of financing include strategic relationships, public or private sales of our shares or debt and other sources. We may seek to access the public or private equity markets when conditions are favorable due to our long-term capital requirements. We do not have any committed sources of financing at this time, and it is uncertain whether additional funding will be available when we need it on terms that will be acceptable to us, or at all. If we raise funds by selling additional shares of common stock or other securities convertible into common stock, the ownership interest of our existing stockholders will be diluted. If we are not able to obtain financing when needed, we may be unable to carry out our business plan. As a result, we may have to significantly limit our operations and our business, financial condition and results of operations would be materially harmed.

Plan of Operation

         Our plan of operation for the remainder of the year ending December 31, 2001 is to begin to implement our business strategy, including the development of our Web site. We expect our principal expenditures during the next 18 months to include:

         o    operating expenses, including general and administrative expenses;

         o    Web site development expenses; and

         o    the cost of new computer equipment and software.

         As part of our planned expansion, we anticipate hiring additional development staff.

                                    BUSINESS

Overview

         We are an information and media company that provides Web-based business and financial information to professionals who need quick access to reliable corporate, industry and market intelligence. Through our Web site, located at www.macreport.net, we integrate comprehensive and up-to-date business and financial information on public and private companies from several information providers drawing upon multiple sources of content. These sources include both textual information, such as news, trade press, SEC filings, executive biographies and analyst reports, and numeric information, such as company financial results, stock quotes and industry statistics.

         We also produce corporate video news content on behalf of our clients, including public and private corporations, who seek to communicate their news via the Internet. We plan to provide our clients with creative counsel and production services to develop compelling visual events ranging from live coverage of merger announcements to public relations campaigns to new product introductions.

         Visitors to our Web site use our information for their professional endeavors, including financial and competitive research, as well as for their personal activities, including career development and personal investment. We believe that we will be able to provide advertisers with a large, demographically desirable business audience, who, as a group, are affluent, highly educated and willing to conduct business over the Internet.

         We were organized in December 2000. Since our organization, we have engaged primarily in organizational and development activities. To date, we have not generated any revenues from operations.

Industry Background

         Providing information, tools and the opportunity to purchase products and services to businesspeople over the Internet represents a large and growing market opportunity. Growth in this market is being driven by increased Internet usage by businesspeople and the companies for which they work.

         According to Simba Information, the market for all Web-based and on-line business information services is projected to grow to almost $39.8 billion in 2002. Simba Information also reported that the primary market segment in which we participate--Web-based and on-line financial news, current awareness and research services--is projected to grow to $9.8 billion in 2002.

         Recent industry growth has been driven by corporations and other enterprises recognizing that productivity and competitiveness depend on extensive knowledge of external information, including information about industries, customers, competitors, prospects, business trends, breaking news and market data. These organizations have already invested heavily in Internet connectivity and networked computing infrastructures to manage internal information. These organizations seek to leverage these infrastructures to access and manage external information.

         The task of finding and using external information is often difficult and cumbersome. Traditional, textual sources such as newspapers and directories require hours to search. A centralized library can be costly to establish and maintain and can be an inefficient and incomplete information source. While the emergence of the Web has greatly increased access to information, finding comprehensive, precise, up-to-date, relevant and reliable information on the Web can still be time-consuming and difficult. While other on-line services can be useful research tools in certain circumstances, most of these services currently focus on specific areas of content, such as financial data or news. They do not provide the full range of data required by professionals. In addition, most on-line services charge a fee for each search performed.

         We believe that traditional sources, the Web and existing on-line services do not adequately meet the information needs of many professionals who want to compete effectively in today's fast-paced, global, customer-focused marketplace. These professionals and their organizations demand external information that is:

         o    easily accessible in a user-friendly format

         o    comprehensive and includes both textual and numeric information

         o    derived from multiple, high quality sources

         o    integrated at a single site

         o delivered on a platform that allows interpretation, manipulation and analysis

         o delivered in a product easily implemented and supported on a corporate network

Strategy

         Our core strategy is to be a leading Web portal for businesspeople by focusing on the following strategies and worldwide provider of multimedia production and distribution services to corporations and other organizations. The key components of our growth strategy include:

         Grow Our Audience. We plan to grow our audience by focusing on online and direct response advertising as well as public relations to raise awareness of our company and our products with the media and the business public. Also, we plan to partner with high-volume business and consumer Web sites.

         Increase Usage By Our Audience. To increase usage, we plan to expand our content offering in the area of additional companies, industries, people and products during the upcoming fiscal year.

         Grow Our Customer Base. During the initial stages of our operation, we plan to focus selling our streaming video, public relations and consulting services to public companies with securities trading on the Nasdaq SmallCap Market and the electronic over-the-counter bulletin board. Unlike the market for larger, more capitalized companies, we believe there is an opportunity for streaming video, public relations services and consulting services in small-cap and micro-cap markets. Further, we believe that these companies have a need for exposure to investing community that is as significant as that of larger companies.

         Initially, we will produce both audio and video streaming video presentations and textual profiles of corporations for free. The profiles and presentations will be accessible through our Web site. We intend to provide these services for free until such time as our Web site receives in excess of one million viewers per month. After such time, clients will be charged a fee for the profile posting and for the production of additional streaming video presentations. We believe that we will be able to produce and post company profiles and audio and video presentations for approximately 200 companies within the next 12 months.

         Maximize Revenues From Customers. Our customers are highly educated, wealthy and more likely than the average user to purchase products and services over the Internet, which creates a desirable demographic for advertisers. We plan to increase the advertising revenue per user through customer-targeting capabilities on the site.

         Develop e-Commerce Opportunities. We plan to add e-commerce opportunities to our Web site in an effort to increase revenues from our customers. More e-commerce partners will provide more buying opportunities on the site and we plan to integrate these in the search results and within other tools and content on the site.

         Pursue Acquisitions and Strategic Alliances. To further meet the needs of businesspeople worldwide, we intend to pursue acquisitions of, and strategic relationships with, companies with complementary services and technologies and to expand our information and services to cover more business organizations in international markets.

         Increase our Sales Staff. As more companies look for online services to enhance productivity, we plan to increase our sales staff to gain a greater share of this growing enterprise market. This revenue stream, which consists of annual subscriptions paid in advance, provides for greater visibility and predictability of revenue.

Sales and Marketing

         We use proprietary and aggregated content, combined with tools and technology to attract our business audience. We believe that our audience will generate advertising, e-commerce and subscription revenues. We also plan to license certain content and tools to third parties to generate licensing and syndication revenues.

         Advertising and e-Commerce

         We plan to offer a variety of advertising options that may be purchased individually or in packages. This may include banners and button advertisements on our site, which can be rotated on a run-of-site basis or targeted to a particular audience. Run-of-site advertisements appeal to advertisers seeking general brand recognition across our online audience. Banners and buttons are generally sold under short-term insertion orders based on a price per thousand impressions served.

         We plan to generate e-commerce revenues from advertisers or sponsors that pay either a fee per transaction or a percentage of sales directly generated by their placement on our Web site. These fees can originate from buttons, banners or in-context text links within our site.

         Subscribers

         Subscribers will primarily be corporations that post profiles and streaming video presentations on our Web site. We expect that subscribers will pay a fixed monthly fee to maintain their profile on our site, plus subscribers will pay additional fees for streaming video production. We plan to attract subscribers through direct marketing efforts, media advertising and referrals.

         Licensing and Syndication

         We plan to license and syndicate portions of our proprietary information and certain tools to third parties for redistribution. We believe potential customers will range from traditional online service providers to other Web sites. We plan to provide our customers with either a customized data feed of our proprietary company information, or a co-branded set of Web pages designed for the customer. License and syndication fees will be based upon variables, such as the amount of information and number of tools, the number of seats, the number of capsules viewed or the number of terminals.

         Marketing Relationships

         We plan to develop relationships with frequently visited and well-known Web sites in order to expand our audience. We plan to build customized versions of our company profiles to be co-branded and integrated into partners' Web sites. A customized, co-branded company profile may feature links to portions of the other Web site as well as links back to our Web site for additional information. By incorporating links back to our Web site, we can introduce our information to a broader audience while displaying our free advertising-supported company information within the context of the other Web site.

         Our marketing relationships will important for increasing our brand awareness and attracting new visitors to our Web site. We will pursue relationships that increase the value of our brand name and introduce new audiences to our information.

Competition

         Many Web sites compete for the attention and spending of businesspeople, and advertisers, particularly in the business information area. We expect this competition to continue to increase. We compete for subscribers, visitors, advertisers and content providers with many types of companies, such as:

         o Web sites focused on subscription business models, such as The Wall Street Journal Interactive Edition;

         o providers of company information, such as Dun & Bradstreet, MarketGuide (a division of Multex) and Standard & Poor's;

         o providers of proprietary business information, such as Bloomberg Business News, Dow Jones and Reuters News Service;

         o business information aggregators, such as Dialog, NewsEdge, LEXIS-NEXIS and OneSource;

         o Web-based business information providers, such as Hoovers, Netscape and Yahoo!; and

         o other Web sites with a business orientation or a business channel, such as Office.com and Business.com.

         Our  ability to compete depends on many factors, including:

         o the originality, timeliness, comprehensiveness and trustworthiness of our content and that of our competitors;

         o    the cost of our services compared to our competitors;

         o the ease of use of services developed either by us or our competitors;

         o    the usefulness of our tools;

         o the attractiveness of the demographic characteristics of our audience; and

         o    the effectiveness of our sales and marketing efforts.

Government Regulation

         We are subject, both directly and indirectly, to various laws and governmental regulations relating to our business. There are currently few laws or regulations directly applicable to commercial online services or the Internet. However, due to increasing popularity and use of commercial online services and the Internet, it is possible that a number of laws and regulations may be adopted with respect to commercial online services and the Internet. These laws and regulations may cover issues including, for example, user privacy, pricing and characteristics, and quality of products and services. Moreover, the applicability to commercial online services and the Internet of existing laws governing issues including, for example, property ownership, libel and personal privacy, is uncertain and could expose us to substantial liability. Any new legislation or regulation or the application of existing laws and regulations to the Internet could have a material and adverse effect on our business, results or operations and financial condition. In Texas, sales of goods over the Internet are taxed the same as sales of personal property through traditional channels.

         As our services are available over the Internet anywhere in the world, multiple jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each of those jurisdictions. Our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify. It is possible that state and foreign governments might also attempt to regulate our transmissions of content on our Web site or on the Web sites of others or prosecute us for violations of their laws. We cannot be assure you that violations of local laws will not be alleged or charged by state or foreign governments, that we might not unintentionally violate these laws or that these laws will not be modified, or new laws enacted, in the future.

Intellectual Property

         Our proprietary database of company information is copyrighted. To protect our rights to intellectual property, we rely on a combination of copyright law, trademark, trade secret protection, confidentiality agreements and other contractual arrangements with our customers and strategic partners. The protective steps we have taken may be inadequate to deter misappropriation of our proprietary information. We may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. We have registered a number of our trademarks in the United States, and we have pending U.S. applications for other trademarks. Effective trademark, copyright and trade secret protection may not be available in every country in which we offer or intend to offer our services. In addition, although we believe that our proprietary rights do not infringe on the intellectual property rights of others, other parties may assert infringement claims against us or claim that we have violated a patent or infringed a copyright, trademark or other proprietary right belonging to them. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources on our part, which could materially and adversely affect our business, results of operations and financial condition. We incorporate licensed third-party technology in some of our services. In these license agreements, the licensors have generally agreed to defend, indemnify and hold us harmless with respect to any claim by a third party that the licensed software infringes any patent or other proprietary right. We cannot assure you that these provisions will be adequate to protect us from infringement claims. The loss or inability to obtain or maintain any of these technology licenses could result in delays in the introduction of new services.

Employees

         As of the date of this prospectus, we have no employees. All of our staff, including management, administrative and technical staff, are engaged as consultants. Michael Adams Consulting, Inc. provides us with executive and administrative services, which include the services of our chief executive officer and president, pursuant to a consulting agreement with them. All other consultants are retained pursuant to oral agreements that can be terminated by us at-will. As we continue to grow and execute our strategic plan, we expect to hire personnel, particularly in the areas of product development and technology. None of our staff is represented by a labor union. We believe that our relationship with our staff is good. Competition for qualified personnel in our industry is intense.

Facilities

         Our corporate headquarters are located in an approximately 800 square foot rented facility in Melville, New York, under an office service agreement expiring in October 2001. We also lease an approximately 2,200 square foot office and executive residential facility in New York, New York under a lease expiring in May 2002.

                                   MANAGEMENT

Executive Officers and Directors

         The following persons are our executive officers and directors:

         Name                                   Age     Offices Held
         ----                                   ---     ------------
         Vito W. Lucchetti, Jr.                 36      Chairman, Chief Executive Officer and President

         Adam J. Reznikoff                      29      Vice President North American Sales and Director

         Michael J. Zimmer                      30      Vice President New Business Development and Director

VITO W. LUCCHETTI, JR. Mr. Lucchetti has been our Chairman, Chief Executive Officer and President since our inception in December 2000. Also, since April 2000, Mr. Lucchetti has served as the Chief Executive Officer, President and a director of Michael Adams Consulting, Inc. From August 1998 to April 2000, Mr. Lucchetti served as the Vice President-Sales, Recruiting and Training of Kirlin Securities, Inc. From July 1994 to August 1998, Mr. Lucchetti served as the Vice President Sales of GKN Securities Corp.

ADAM J. REZNIKOFF. Mr. Reznikoff has been our Vice President North American Sales and a director since our inception in December 2000. From May 2000 to November 2000, Mr. Reznikoff served as the Vice President Marketing and Sales for Michael Adams Consulting, Inc. From August 1998 to May 2000, Mr. Reznikoff was an Account Executive at Kirlin Securities, Inc. From November 1996 to August 1998, Mr. Reznikoff was an Account Executive at GKN Securities Corp. From June 1996 to November 1996 Mr. Reznikoff worked in the food and beverage industry.

MICHAEL J. ZIMMER. Mr. Reznikoff has been our Vice President New Business Development and a director since our inception in December 2000. From May 2000 to November 2000, Mr. Zimmer served as the Vice President Marketing and Sales for Michael Adams Consulting, Inc. From September 1998 to May 2000, Mr. Zimmer was an Account Executive at Kirlin Securities, Inc. From August 1996 to September 1998, Mr. Zimmer was an Account Executive at GKN Securities Corp. From June 1996 to August 1996 Mr. Zimmer worked in the food and beverage industry. Mr. Zimmer received his B.A. degree from Hofstra University.

         The business address for each of our officers and directors is 200 Broadhollow Road, Suite 207, Melville, NY 11747.

Board of Directors

         All of our directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Our executive officers are elected annually by the board of directors to hold office until the first meeting of the board following the next annual meeting of stockholders and until their successors are chosen and qualified.

Directors' Compensation

         We reimburse our directors for expenses incurred in connection with attending board meetings but we do not pay our directors fees or other cash compensation for services rendered as a director.

Executive Compensation

         Set forth below is the aggregate compensation for services rendered in all capacities to us during our fiscal years ended December 31, 1999 and 1998 by our Chief Executive Officer. None of our executive officers is compensated in excess of $100,000.

                           Summary Compensation Table
                                                                                                  Long-Term
                                                 Annual Compensation Table                   Compensation Awards
                                                 -------------------------                   -------------------

Name and Principal                                                                          Securities Underlying
Position                     Year          Salary             Bonus          Other              Options/SARS
--------                     ----          ------             -----          -----              ------------

Vito W. Lucchetti, Jr.,      2000             $-               $-             $-                      -
Chairman, Chief
Executive Officer and
President

         The services of Mr. Lucchetti are provided pursuant to a consulting agreement with Michael Adams Consulting, Inc., a company wholly owned by Mr. Lucchetti. Presently, we do not pay Mr. Lucchetti any salary or bonuses; however, Mr. Lucchetti has use of our executive residence located in New York, New York.

         We have not granted any stock options to the named executive officer. None of our employees are employed pursuant to employment agreements.

Stock Option Plan

         In April 2001, we adopted the 2001 Stock Option Plan, referred to as the 2001 Plan. The 2001 Plan will expire in April 2011, unless terminated earlier by our board of directors at their discretion. The 2001 Plan provides for the grant of options to purchase shares of our common stock, including:

         o incentive stock options, as defined by Section 422 of the Internal Revenue Code, that may be granted solely to employees, including officers; and

         o non-qualified stock options, being stock options other than incentive stock options, that may be granted to employees, including officers,

         o non-employee directors and individuals with whom we have consulting agreements.

         Share Reserve. We authorized the issuance of 1,000,000 shares of our common stock pursuant to the 2001 Plan. As of April 30, 2001, we have not granted any options under the 2001 Plan. Shares subject to awards under the 2001 Plan that have expired or otherwise terminated without having been exercised in full again become available for the grant of awards under the 2001 Plan. Shares issued under the 2001 Plan may be previously unissued shares or reacquired shares of common stock.

         Awards. Stock options may be granted under the 2001 Plan to our employees, non-employee directors and individuals with whom we have consulting agreements. The stock options granted will be either incentive stock options or non-qualified stock options.

         An incentive stock option is a stock option that has met the requirements of Section 422 of the Internal Revenue Code and, except as set forth below, must be granted with an exercise price of at least 100% of the fair market value at the date of grant. Under current U.S. tax laws, no taxable income is recognized by an optionee upon the grant or exercise of an incentive stock option. If no disposition of the shares is made by the optionee within two years after the date of grant or within one year after the issuance of the shares to the optionee, then upon the optionee's resale of the shares, any amount realized in excess of the option exercise price will be treated as long-term capital gain and any loss sustained will be long-term capital loss. If the shares are disposed of before either of the holding periods described above, there has been a disqualifying disposition, and the difference between the exercise price and the fair market value of the shares on the exercise date will be taxed at ordinary income rates. The difference between the fair market value on date of exercise and the exercise price is an item of adjustment for purposes of the alternative minimum tax unless there is a disqualifying disposition in the year of exercise.

         Under current U.S. tax laws, incentive stock options may be granted only to our employees. The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to incentive stock options that are exercisable for the first time by an option holder during any calendar year under all of our stock plans may not exceed $100,000. No incentive stock option, and, prior to our stock being publicly traded, no non-qualified stock option, may be granted to any person, who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the total combined voting power of our company or any affiliate, unless the following conditions are satisfied:

         o the option exercise price must be at least 110% of the fair market value of the stock subject to the option on the date of grant;
              and

         o the term of any incentive stock option award must not exceed five years from the date of grant.

         A non-qualified stock option is a stock option not intended to qualify as an incentive stock option. Under current U.S. tax laws, no taxable income is recognized by an optionee on the date of grant. An optionee generally will recognize ordinary income on the date of exercise equal to the difference between exercise price and the fair market value of the shares on the date of exercise. If the optionee is also an employee at the time of grant, any income recognized upon exercise of a nonstatutory stock option will constitute wages for which withholding will be required. Generally, non-qualified options may be transferred without consideration to members of the optionee's family, to trusts for the benefit of such family members, to partnerships in which such family members are the only partners and to charities.

         Plan Administration. The 2001 Plan is administered by our board of directors. Our board of directors interprets all questions relating to the 2001 Plan and its decisions are final and binding on all participants. Any determination by a majority of the members of the board of directors at any meeting, or by written consent in lieu of a meeting, shall be deemed to have been made by the whole board of directors. Under the 2001 Plan, the board of directors may, at any time or from time to time, appoint a committee of at least two members of the board of directors and delegate to the committee the authority of the board of directors to administer the 2001 Plan. Upon such appointment and delegation, such committee shall have all the powers, privileges and duties of the board of directors, and shall be substituted for the board of directors, in the administration of the 2001 Plan, subject to certain limitations.

         Term of Awards. In general, the term of stock options granted under the 2001 Plan is ten years. In the event an awardee's service relationship with us ends, other than upon the awardee's death or disability, the award may be exercised within a period of 90 days following termination, provided that the award has already vested. If the awardee's termination of service is for cause, such period will not exceed thirty days. Any award not already vested, or not exercised within these periods shall terminate. If the awardee dies, any vested award may be exercised within the time period specified in the award agreement, being at least six months, or if no time is specified, twelvemonths.

         Payment of Exercise Price. Awardees may pay the exercise price of their awards, if any, as determined by the compensation committee, and acceptable consideration includes cash, checks, and promissory notes. Generally, an option holder may not transfer a stock option to any entity other than a spouse or descendants or to a trust, or other entity owned by such a trust, for the primary benefit of the option holder, his spouse and/or his descendants.

         Option Adjustments. The aggregate number and class of shares as to which options may be granted under the 2001 Plan, the number and class shares covered by each outstanding option and the exercise price per share of each outstanding option (but not the total price), and all such options, shall each be proportionately adjusted for any increase decrease in the number of issued common stock resulting from split-up, spin-off or consolidation of shares or any like capital adjustment or the payment of any stock dividend. Generally, any option granted shall terminate in the event of a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation. However, the optionee shall have the right immediately prior to any such transaction to exercise his or her option in whole or in part.

         Additional Provisions. The board of directors may, in their sole discretion, include additional provisions in any option or award granted or made under the 2001 Plan that are not inconsistent with the 2001 Plan or applicable law. The board of directors may also, in its sole discretion, accelerate or extend the date or dates on which all or any particular award or awards granted under the 2001 Plan may be exercised.

Limitation of Liability and Indemnification Matters

         Article eighth of our certificate of incorporation provides that the personal liability of our directors will be eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of ss. 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented. Article sixth of our certificate of incorporation provides that we will, to the fullest extent permitted by the provisions of the General Corporation Law of the State of Delaware, indemnify all persons whom we may indemnify under such provisions. The indemnification provided by this section shall not limit or exclude any rights, indemnities or limitations of liability to which any person may be entitled, whether as a matter of law, under our bylaws, by agreement, vote of our stockholders or disinterested directors, or otherwise. Except as specifically required by the General Corporation Law of the State of Delaware, as the same exists or may be amended, none of our directors of will be liable to us or our stockholders for monetary damages for breach of his or her fiduciary duty as a director. No amendment to or repeal of this provision of our certificate of incorporation will apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of that director occurring prior to the amendment or repeal.

         Under Section 145 of the Delaware General Corporation Law, we have the power, under certain circumstances, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of ours, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, and judgments against, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, that type of indemnification is against public policy as expressed in the Act and is therefore unenforceable.

         There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

                           RELATED PARTY TRANSACTIONS

         In January 2001, we entered into a consulting agreement with Michael Adams Consulting, Inc., a Delaware corporation, that is wholly owned by Vito W. Lucchetti, Jr., our chief executive officer, president and a director of our company. Pursuant to the consulting agreement, Michael Adams Consulting provides consulting services that include management, executive and administrative services, including the services of Mr. Lucchetti, public relations, media relations and marketing. In consideration for these services, we pay to Michael Adams Consulting $25,000 per month, plus we reimburse Michael Adams Consulting for all of its reasonable out-of-pocket expenses incurred in connection with its services under the consulting agreement. As of April 30, 2001, we paid $140,653 in fees and expenses owed to Michael Adams Consulting, of which $22,500 related to costs and expenses incurred by Michael Adams Consulting in connection with our private offering that was consummated in May 2001. Also, we have prepaid an additional $50,000 in fees owed to Michael Adams Consulting pursuant to this agreement.

         The consulting agreement with Michael Adams Consulting is for a term of one year that automatically renews for successive one-year terms unless terminated by either party within 90 days of the then current term. Additionally, either party may terminate the consulting agreement in the event of, among other things:

         o the other party's material breach of the consulting agreement and such defaulting party fails to cure such material breach within 15 days of written notification to such party; and

         o the other party's ceasing to function as a going concern, filing of a petition for bankruptcy or otherwise seeking protection under applicable bankruptcy law.

         We engage the services of Adam J. Reznikoff and Michael J. Zimmer pursuant to oral consulting agreements with each of them. Pursuant to these agreements, we pay to each of Mr. Reznikoff and Mr. Zimmer $50,000 per year. Each of these agreements is terminable by us at-will at any time.

         We believe that all of the transactions discussed above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. A majority of our board of directors will approve all future transactions, including loans, between us and our officers, directors, principal stockholders and their affiliates and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of June 1, 2001 by:

         o all persons who are beneficial owners of five percent (5%) or more of our common stock;

         o    each of our directors;

         o    each of our executive officers; and

         o    all current directors and executive officers as a group.

         Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to all shares of common stock held by them.

         Applicable percentage ownership in the following table is based on 15,845,000 shares of common stock outstanding as of June 1, 2001.

         Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of June 1, 2001 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

                                                                                                  Approximate
Name and Address of Beneficial Holder                               Number of Shares          Percentage of Class
-------------------------------------                               ----------------          -------------------

Vito W. Lucchetti, Jr.....................................             15,000,000                     95%

Adam J. Reznikoff.........................................                     --                     --

Michael J. Zimmer.........................................                     --                     --

All executive officers and directors as a group (3 persons)            15,000,000                     95%

                              SELLING STOCKHOLDERS

         The following table sets forth certain information with respect to the selling stockholders. The number of shares of common stock that may actually be sold by the selling stockholders will be determined by the selling stockholders, and may depend upon a number of factors, including, among other things, the market price of our common stock.

         The table below summarizes information concerning the beneficial ownership of common stock of the selling stockholders as of the date of this prospectus. All information concerning beneficial ownership has been furnished by the selling stockholders.

                                                                                               Shares of
                                                Shares of                                    Common Stock
                                              Common Stock         Shares of                     Owned
                                                 Owned              Common                  After Offering
                                                 Before              Stock                  --------------
                                                Offering            Offered            Number            Percent
                                                --------            -------            ------            -------

Vito W. Lucchetti, Jr.                         15,000,000         1,000,000          14,000,000           88.4%

Sean Meitner and Claudia Meitner                   20,000            20,000                  --           --

Sherman Winski                                    700,000           700,000                  --           --

David Axon                                        125,000           125,000                  --           --

                              PLAN OF DISTRIBUTION

         The selling shareholders may sell their shares from time to time. Also, subject to applicable law, sales of shares may also be made by pledges, donees, distributees, transferees or other successors in interest to such shares. These sales may be made on the over-the-counter bulletin board, in another over-the-counter market, on a national securities exchange. Sales may be made by the selling stockholders at prices and at terms which prevail at that time, at prices related to the market price at that time, or at privately negotiated prices. In addition, the selling shareholders may be able to sell any shares covered by this prospectus pursuant to Section 4(1) or Rule 144 of the Securities Act of 1933 rather than pursuant to this prospectus.

         The selling shareholders may sell shares in one or more of the following types of transactions:

         o block trades in which a broker-dealer engaged by a selling shareholder will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o    purchases by a broker or dealer as principal;

         o an exchange distribution in accordance with the rules of such exchange;

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

         o face-to-face transactions between sellers and purchasers without a broker-dealer.

         In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate in the resales.

         In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions. In connection with hedging transactions, participants may engage in short sales of the shares registered in this prospectus in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell shares short and deliver the shares to close out short positions. The selling stockholders may also enter into option or other transactions. The selling stockholders may also pledge the shares registered hereunder to a broker or dealer and upon a default, the pledgor may effect sales of the pledged shares pursuant to this prospectus.

         Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholder in amounts to be negotiated in connection with the sale. These brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with sales and any commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

         Information as to whether underwriters who may be selected by the selling stockholders, or any other broker-dealer, is acting as principal or agent for the selling stockholder, the compensation to be received by underwriters who may be selected by the selling stockholders, or any broker-dealer, acting as principal or agent for the selling stockholders and the compensation to be received by other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including the prospectus supplement, if any, to any person who purchases any of the shares from or through such dealer or broker.

         We have advised the selling stockholders that during the time that they may be engaged in a distribution of the shares included in this prospectus, they are required to comply with Regulation M promulgated under the Exchange Act of 1934. In general, Regulation M precludes the selling shareholders, any affiliated purchasers and any broker-dealer or other person who participates in distribution from bidding for, or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. A "distribution" is defined in the rules as an offering of securities that is distinguished from ordinary trading activities and depends on the "magnitude of the offering and the presence of special selling efforts and selling methods." Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.

         We anticipate that the selling stockholders will offer all of the shares for sale. Further, because it is possible that a significant number of shares could be sold at the same time hereunder, any sales, or the possibility thereof, may depress the market price of our common stock.

                            DESCRIPTION OF SECURITIES

         On April 29, 2001, our board of directors and sole stockholder increased the authorized amount of our capital stock from 3,000 shares to 30,000,000 shares, consisting of 25,000,000 shares of common stock, $.0001 par value, and 5,000,000 shares of preferred stock, $.0001 par value. As of June 1, 2001, there were 15,845,000 shares of common stock issued and outstanding and no shares of preferred stock issued or outstanding. This amount takes into account a 10,000-for-one forward stock split that our board of directors and sole stockholder authorized on April 29, 2001.

Common Stock

         Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our certificate of incorporation.

         Holders of common stock are entitled to receive dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro-rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

         Holders of our common stock do not have preemptive rights to subscribe to additional shares if issued by us. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All of the outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

         We are authorized to issue up to 5,000,000 shares of preferred stock. Our articles of incorporation provide that our board of directors has the authority to issue the preferred stock into series and, within the limitations provided by Delaware statutes, to fix by resolution the powers, rights, preferences, qualifications, limitations and restrictions of the shares of any series so established. As our board of directors has authority to establish the terms of, and to issue, the preferred stock without shareholder approval, the preferred stock could be issued to defend against any attempted takeover of our company.

Transfer Agent and Registrar

         The transfer agent for the common stock is Continental Stock Transfer & Trust Company, located at 2 Broadway, New York, New York 10004.

                        SHARES AVAILABLE FOR FUTURE SALE

         Upon completion of this offering, we will have 15,845,000 shares of common stock outstanding. All 1,845,000 shares of common stock being offered pursuant to this prospectus will be immediately tradeable without restriction or further registration under the Securities Act. Additionally, as of the date of this prospectus, we have reserved an aggregate of 1,000,000 shares of common stock for issuance upon exercise of options issuable under our stock option plan.

                                  LEGAL MATTERS

         Certain legal matters in connection with the shares of common stock being offered pursuant to this prospectus will be passed upon for us by Baer Marks & Upham LLP, 805 Third Avenue, New York, New York 10022.

                                     EXPERTS

         Our consolidated financial statements as of April 30, 2001 have been audited by Capraro Centofranchi Kramer & Co., P.C., independent certified public accountants, as indicated in their report with respect to thereto, and are incorporated herein in reliance upon the report of said firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement, of which this prospectus forms a part, on Form SB-2 with respect to the common stock being offered by this prospectus. This prospectus does not contain all of the information included in the registration statement and its exhibits and schedules. For further information with respect to our company and the shares of common stock we are offering, reference is made to the registration statement, including its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document we refer to are not necessarily complete and, where such contract is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of such exhibit, to which such reference is made. As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, and we will file periodic reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Information on the operation of the Public Reference Room is available by calling 1-800-SEC-0330. You may also read and copy any document we file with the SEC at the SEC's Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, 13th Floor, New York, New York 10048. Upon approval of the common stock for quotation on the Nasdaq National Market, such reports, proxy and information statements and other information may also be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's Web site is http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS



                                                                        Page
                                                                        ----


Independent Auditors' Report .................................           F-2


Balance Sheet as of April 30, 2001 ...........................           F-3

Statement of Operations for the period
  December 13, 2000 (date of inception)
  to April 30, 2001 ..........................................           F-4

Statement of Stockholders' Equity for the period
 December 13, 2000 (date of inception)
  to April 30, 2001 ..........................................           F-5

Statement of Cash Flows for the period
  December 13, 2000 (date of inception)
  to April 30, 2001 ..........................................           F-6

Notes to Financial Statements ................................           F-7

                          INDEPENDENT AUDITOR'S REPORT



The Board of Directors of
  The MacReport.Net, Inc.

We have audited the accompanying balance sheet of The MacReport.Net, Inc. as of April 30, 2001 and the related statements of operations, stockholders' equity and cash flows for the period December 13, 2000 (date of inception) to April 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The MacReport.Net, Inc. as of April 30, 2001, and the results of its operations and cash flows for the period December 13, 2000 (date of inception) to April 30, 2001, in conformity with generally accepted accounting principles.




                           Capraro, Centofranchi, Kramer & Co, P.C.


South Huntington, New York
May 29, 2001

                             THE MACREPORT.NET, INC.
                                  BALANCE SHEET
                                 APRIL 30, 2001




                                     ASSETS


CURRENT ASSETS

   Cash                                                               $  58,408
   Marketable securities                                                284,726
   Prepaid expenses                                                     108,934
                                                                      ---------

         Total Current Assets                                                        $ 452,068

PROPERTY AND EQUIPMENT, at cost, less accumulated
   depreciation of $ 980                                                                 7,844

OTHER ASSETS

   Security deposits                                                                     5,845
                                                                                     ---------

         TOTAL ASSETS                                                                $ 465,757
                                                                                     =========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Accrued expenses                                                                     $  15,176
                                                                                     ---------
         Total Liabilities                                                              15,176


COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
   Preferred stock, $1 par value,
     1,000 shares authorized,
     no shares issued or outstanding                                  $    --
   Common stock, $.01 par value,
     2,000 shares authorized
     1,500 shares issued and outstanding                                     15
   Additional paid-in capital                                               135
   Stock subscription payable                                           822,500
   Deficit                                                             (372,069)
                                                                      ---------
         Total Stockholders' Equity                                                    450,581
                                                                                     ---------

         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                  $ 465,757
                                                                                     =========





                 See accompanying notes to financial statements.

                             THE MACREPORT.NET, INC.
                             STATEMENT OF OPERATIONS
              FOR THE PERIOD DECEMBER 13, 2000 (DATE OF INCEPTION)
                                TO APRIL 30, 2001


Revenues                                                              $    --

Cost of Revenues                                                           --
                                                                      ---------

      Gross profit                                                                        --

Selling, general and administrative expenses                                           226,524
                                                                                     ---------

      Income(loss) before other income(expense)                                       (226,524)
                                                                                     ---------

Other Income(Expense):
  Unrealized loss on non-marketable securities                         (120,052)
  Realized loss on sale of marketable securities                        (25,683)
  Interest income                                                           190
                                                                      ---------
      Total other income (expense)                                                    (145,545)
                                                                                     ---------

      Income (loss) before income taxes                                               (372,069)

Income taxes (benefit)                                                                    --
                                                                                     ---------

      Net Income (loss)                                                              $(372,069)
                                                                                     =========




                 See accompanying notes to financial statements.
                                       F-4

                             THE MACREPORT.NET, INC.
                        STATEMENT OF STOCKHOLDERS' EQUITY
              FOR THE PERIOD DECEMBER 13, 2000 (DATE OF INCEPTION)
                                TO APRIL 30, 2001




                                       Number of    Par           Number of        Par           Additional
                                      Preferred     Value          Common         Value           Paid-in
                                       Shares                      Shares                         Capital
                                      ----------    ---------   -----------   --------------   -----------

Balance - December 13, 2000                --      $    --          --         $      --       $     --

  Issuance of common stock                                            1,500             15             135
  Stock subscription from private
     placement, net of direct
     costs of $22,500
  Net Income (loss) for the period
     December 13, 2000 (Date of
     Inception) to April 30, 2001
                                      ----------    ---------   -----------   ------------     -----------

Balance - April 30, 2001                           $                  1,500    $        15     $       135
                                      ==========   ==========   ===========    ===========     ===========




                                                Stock             Retained            Total
                                            Subscription          Earnings
                                               Payable             (Deficit)
                                            -------------        ----------         -----------

Balance - December 13, 2000                $      --           $     --            $     --

  Issuance of common stock                                                                 150
  Stock subscription from private
     placement, net of direct
     costs of $22,500                           822,500                                822,500
  Net Income (loss) for the period
     December 13, 2000 (Date of
     Inception) to April 30, 2001                                   (372,069)         (372,069)
                                            -----------        -------------       -----------

Balance - April 30, 2001                    $   822,500        $    (372,069)      $   450,581
                                            ===========        ==============      ============



                 See accompanying notes to financial statements.
                                       F-5

                             THE MACREPORT.NET, INC.
                            STATEMENTS OF CASH FLOWS
              FOR THE PERIOD DECEMBER 13, 2000 (DATE OF INCEPTION)
                                TO APRIL 30, 2001



CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                                                                          $ (372,069)
   Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
     Depreciation and amortization                                            $    980
     Unrealized loss in non-marketable securities                              120,052
   Changes in assets and liabilities (Increase) Decrease in:
     Marketable securities                                                     195,222
     Prepaid expenses                                                         (108,934)
     Security deposits                                                          (5,845)
   Increase (Decrease) in:
     Accrued expenses                                                           15,176
                                                                            ----------
         Total adjustments                                                                       216,651
                                                                                             -----------
   Net cash provided (used) by operating activities                                             (155,418)

CASH FLOWS FROM INVESTING ACTIVITIES
   Payments made for property and equipment                                                       (8,824)

CASH FLOWS FROM FINANCING ACTIVITIES
   Net proceeds from issuance of common stock                                      150
   Net proceeds from stock subscription                                        222,500
                                                                           -----------
         Net cash provided by financing activities                                               222,650
                                                                                             -----------

NET INCREASE IN CASH                                                                              58,408

CASH AND CASH EQUIVALENTS - BEGINNING                                                               -
                                                                                              ----------

CASH AND CASH EQUIVALENTS -  END                                                              $   58,408
                                                                                              ==========





                 See accompanying notes to financial statements.
                                       F-6

                             THE MACREPORT.NET, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE PERIOD DECEMBER 13, 2000 (DATE OF INCEPTION)
                                TO APRIL 30, 2001


   1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         ORGANIZATION\DESCRIPTION OF BUSINESS

         The MacReport.Net, Inc. (The "Company") was incorporated in 2000 under the laws of the State of Delaware. The Company is an internet information and media company designed to allow publicly and privately held companies to communicate relevant corporate information directly with the investing public. This is done through the use of a web site that provides the user with key information via management interviews, press releases, video conferencing and other information. Revenues will be generated from fee-based subscription to this service, the sale of enhanced services to the existing customer base, and from the sale of advertising space on the web site. The Company has its headquarters in Melville, NY and a satellite location in New York City. The Company is in the development stage as its operations principally involve development of the site, market analysis and other business planning activities and they have no revenue from any product or advertising sources. Because the Company is in the development stage, the accompanying financial statements should not be regarded as typical for normal operating periods.

         USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         REVENUE RECOGNITION

         Revenues from fee-based contracts with terms greater than one month are recognized ratably over the life of the contract. Advertising revenues are recognized over the period of the related ad. Revenues from all other sales will be recognized on the accrual basis.

         CASH AND CASH EQUIVALENTS

         For purposes of the statement of cash flows, the Company includes cash on deposit, money market funds and amounts held by brokers in cash accounts to be cash equivalents.

         MARKETABLE SECURITIES

         The Company reports its investment in marketable securities under the provisions of Financial Accounting Standards Board Statement No. 115 "Accounting for Certain Investments in Debt and Equity Securities." In accordance with this standard, Securities which are classified a "trading securities" are recorded in the Company's balance sheet at fair market value, with the resulting unrealized gain or loss recognized as income in the current period. Securities which are classified as "available for sale" are also reported at fair market value, however, the unrealized gain or loss on these securities is listed as a separate component of shareholders' equity.

         PROPERTY, EQUIPMENT AND DEPRECIATION

         Property and equipment is stated at cost. Major expenditures for property and those which substantially increase useful lives are capitalized. Maintenance, repairs, and minor renewals are expensed as incurred. When assets are retired or otherwise disposed of, their costs and related accumulated depreciation are removed from the accounts and resulting gains or losses are included in income. Depreciation is provided by both straight-line and accelerated methods over the estimated useful lives of the assets.

         INCOME TAXES / DEFERRED INCOME TAXES

         The Company adopted Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes". Deferred tax assets arise principally from net operating losses available for carryforward against future years taxable income, and the recognition of unrealized losses on marketable securities for financial statement purposes, which are not deductible for income tax purposes.

   2.    SUPPLEMENTAL CASH FLOW INFORMATION

         Cash paid for:
                  Interest                             $         -
                  Income taxes                                   -


         Additionally, the Company had a non-cash operating and financing activity when it received marketable securities valued at $600,000 for a common stock subscription.

   3.    MARKETABLE SECURITIES

         Following is a comparison of the cost and market value of marketable securities included in current assets:

                      Cost                                          $   404,808
                      Allowance for unrealized loss                     120,052
                                                                    -----------
                      Market value                                  $   284,756
                                                                    ===========


   4.    PROPERTY AND EQUIPMENT

         Major classes of property and equipment consist of the following:

                                               Estimated useful
                                                 life - years
                                                --------------
         Machinery, equipment and furniture            5               $   8,824
         Less accumulated depreciation                                       980
                                                                      ----------
         Net property and equipment                                   $    7,844
                                                                      ==========

         Depreciation expense was $980 for the period.

   5.    COMMITMENTS AND CONTINGENCIES

         LEASES
         The Company is obligated under a lease for its Melville office space that expires October 2001 for minimum annual rentals of $23,112, plus office service expenses. The Company is obligated under a lease for its New York City location that expires in April, 2002 for minimum annual rentals of $61,340, which was been paid in advance by the Company.

         Total rental expense was $22,506 for the period.

         The following is a schedule by year of future minimum lease obligations under all noncancellable operating leases as of April 30, 2001:

                  Year ended April 30, 2002                $  70,340
                  Less amounts prepaid                        58,784
                                                            --------
                    Net minimum obligation                    11,556
                                                            ========

         CONSULTING AGREEMENT/RELATED PARTY TRANSACTIONS

         The Company is obligated under a consulting agreement with a related company that is owned by the majority shareholder of the Company. The agreement is for one year for $25,000 monthly, plus expenses and expires December 31, 2001. Total consulting fees and expenses were $118,153 for the period. The Company has prepaid $50,000 on this agreement as of April 30, 2001. Additionally, the Company paid $22,500 of costs to this related party in connection with a private placement of common stock (see note 6.)

   6.    STOCKHOLDERS' EQUITY/SUBSEQUENT EVENT

         CAPITAL STOCK:

         Capital stock is as follows:

         Preferred stock, $1.00 par value,
           1000 shares authorized
           no shares issued and outstanding                                -
         Common stock, $.01 par value, 2,000 shares authorized,    ============
           Shares issued and outstanding                                  1,500
                                                                   ============
           Par Value                                               $         15
                                                                   ============

         Amendment to Certificate of Incorporation.:

         In May 2001, the Company amended its certificate of incorporation, as follows:
         a) To decrease the par value of the Company's common stock from $.01 per share to $.0001 per share and to decrease the par value of the Company's preferred stock from $1.00 per share to $.0001 per share.
         b) To increase the total number of authorized shares of capital stock of the Company from 3,000 to 30,000,000 that consists of 25,000,000 common shares and 5,000,000 preferred shares.

         PRIVATE PLACEMENT

         During May, 2001, the Company completed a private offering of securities in which it sold 845,000 shares of common stock for proceeds of $845,000, ($245,000 cash and $600,000 marketable securities) out of which $22,500 of direct offering expenses, including but not limited to the preparation and printing of the offering materials, were paid (see note 5). The funds were received prior to April 30, 2001 and accordingly are included in the accompanying balance sheet under the caption "Stock Subscription Payable."

         STOCK OPTION PLAN

         In 2001, the Company adopted a plan (the "2001 Stock Option Plan" or the "Plan") pursuant to which the Board of Directors is authorized to award options to purchase up to 1,000,000 shares of Common Stock to selected officers, employees, agents, consultants and other persons who render services to the Company. The options may be issued on such terms and conditions as determined by the Board or Committee, and may be issued so as to qualify as incentive stock options under Internal Revenue Code Section 422A. As of April 30, 2001, there were no options granted under this Plan.

   7.    INCOME TAXES

         No provision for income taxes was recorded during the period ended April 30, 2001 due to net losses being incurred. At April 30, 2001, the Company had net operating and capital loss carryforwards for tax purposes of approximately $252,000, which would expire in 2016. The Company's effective tax rate differs from the federal statutory rate as a result of a full valuation allowance being provided against gross deferred tax assets.


         Deferred tax assets consist of the following components at April 30, 2001:

         Net operating and capital loss carryforwards           $   148,800
                Less: valuation allowance                          (148,800)
                                                                -----------
                  Total deferred                                $     -
                                                                ===========


         At April 30, 2001, the Company provided a full valuation allowance against the gross deferred tax asset since, in management's judgment, it is more likely than not, such benefits will not be realized.

================================================================================


You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor does it constitute an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.



                                1,845,000 Shares

                             The MacReport.Net, Inc.

                                  Common Stock


                     --------------------------------------
                                   PROSPECTUS
                     --------------------------------------








                      Dealer Prospectus Delivery Obligation

Until       , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to delivering a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                                            , 2001
================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

         Article eighth of our certificate of incorporation provides that the personal liability of our directors will be eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of ss.102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented. Article sixth of our certificate of incorporation provides that we will, to the fullest extent permitted by the provisions of the General Corporation Law of the State of Delaware, as now or hereafter in effect, indemnify all persons whom we may indemnify under such provisions. The indemnification provided by this section shall not limit or exclude any rights, indemnities or limitations of liability to which any person may be entitled, whether as a matter of law, under our bylaws, by agreement, vote of our stockholders or disinterested directors, or otherwise. Except as specifically required by the General Corporation Law of the State of Delaware, as the same exists or may be amended, none of our directors of will be liable to us or our stockholders for monetary damages for breach of his or her fiduciary duty as a director. No amendment to or repeal of this provision of our certificate of incorporation will apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of that director occurring prior to the amendment or repeal.

         Under Section 145 of the Delaware General Corporation Law, we have the power, under certain circumstances, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of ours, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, and judgments against, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, that type of indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

         The following table sets forth our estimates of the expenses to be incurred by it in connection with the common stock being offered hereby:

               SEC Registration Fee..........................................          $   0.05
               Printing registration statement and other documents*..........          5,000.00
               Legal fees and expenses*......................................         50,000.00
               Accounting fees and expenses*.................................         15,000.00
               Miscellaneous expenses*.......................................          9,999.95
                                                                                     ----------
               Total expenses*...............................................        $80,000.00
                                                                                     ==========

--------------------
*Estimated

Item 26          Recent Sales of Unregistered Securities.

         o On January 9, 2001, we issued an aggregate of 1,500 shares of our common stock to Vito W. Lucchetti, Jr. In connection with a 10,000-for-one stock split authorized by our board of directors and sole stockholder, on May 15, 2001, Mr. Lucchetti exchanged his shares for 15,000,000 shares of our common stock. These transactions were exempt from registration pursuant to Section 4(2) of the Act.

         o On May 15, 2001, we issued 845,000 shares of our common stock at a purchase price of $1.00 per share to three investors. These transactions were exempt from registration pursuant to Rule 506 of Regulation D of the Securities Act of 1933.

Item 27.         Exhibits.

Exhibit
Number            Description of Exhibit
------            ----------------------
      3.1         Certificate of Incorporation
      3.2         By-laws
      4.1         Specimen common stock certificate*
      4.2         2001 Stock Option Plan
      5.1         Opinion of Baer Marks & Upham LLP*
      10.1        Consulting Agreement, dated January 1, 2001, between Michael
                  Adams Consulting, Inc.
      10.2        Office Service Agreement, dated July 7, 2000, with VANTAS
                  Long Island, LLC*
      10.2        Lease, dated March 30, 2001, with 25 Broad Street LLC*
      21.1        Subsidiaries
      23.1        Consent of Capraro Centofranchi Kramer & Co., P.C.
      23.2        Consent of Baer Marks & Upham LLP (included in Exhibit 5.1 hereof)*
      24.1        Power of attorney (included in the signature page of Part II of this registration statement)

-----------------------------

   *     To be filed by amendment.

Item 17.         Undertakings.

         We hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to
                  Section 13(a) or 15(d) of the Securities Act, that is incorporated by reference in the registration statement, shall be deemed to be anew registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to Item 15 of the registration statement, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action suitor proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 29, 2001.


                                      THE MACREPORT.NET, INC.


Date:  June 29, 2000                  By:/s/ Vito W. Lucchetti, Jr.
                                        ---------------------------
                                          Vito W. Lucchetti, Jr.
                                          Chairman, Chief Executive Officer
                                          and President

         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.



/s/ Vito W. Lucchetti, Jr..                    Chairman, Chief Executive              June 29, 2001
---------------------------                    Officer and President
Vito W. Lucchetti, Jr.                         (Principal Executive Officer and
                                               Principal Accounting and Financial
                                               Officer)

/s/ Adam J. Reznikoff                          Vice President North American          June 29, 2001
------------------------------------           Sales and Director
Adam J. Reznikoff

/s/ Michael J. Zimmer                          Vice President New Business            June 29, 2001
------------------------------------           Development
Michael J. Zimmer

                                INDEX OF EXHIBITS


Exhibit
Number            Description of Exhibit
------            ----------------------
      3.1         Certificate of Incorporation
      3.2         By-laws
      4.1         Specimen common stock certificate*
      4.2         2001 Stock Option Plan
      5.1         Opinion of Baer Marks & Upham LLP*
      10.1        Consulting Agreement, dated January 1, 2001, between Michael
                  Adams Consulting, Inc.
      10.2        Office Service Agreement, dated July 7, 2000, with VANTAS
                  Long Island, LLC*
      10.2        Lease, dated March 30, 2001, with 25 Broad Street LLC*
      21.1        Subsidiaries
      23.1        Consent of Capraro Centofranchi Kramer & Co., P.C.
      23.2        Consent of Baer Marks & Upham LLP (included in Exhibit 5.1 hereof)*
      24.1        Power of attorney (included in the signature page of Part II of this registration statement)

-----------------------------

   *     To be filed by amendment.